EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                             For the Three     For the Nine
                                             Months Ended      Months Ended
                                             September 30,     September 30,
                                             1996     1995     1996     1995
                                             ----     ----     ----     ----

Weighted Average Number of Shares             386      386      389      382

Shares Assumed to be Issued on Conversion:
   Warrants                                    21       14       21        8
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      407      400      410      390

Shares Assumed to be Issued on Conversion:
   Debentures                                   5       18        8       20
   Warrants                                     2        4        4       10
   Cumulative Preferred Stock                   -        1        -        1
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          414      423      422      421
                                            =====    =====    =====    =====


Net Income                                  $ 249    $ 234    $ 770    $ 673

Dividend Requirements on Preferred Stock        3        2        8        8
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       246      232      762      665

Interest on Convertible
 Debentures, Net of Tax                         1        2        3        6
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 247    $ 234    $ 765    $ 671
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $0.60    $0.58    $1.86    $1.71

  Fully Diluted                              0.60     0.55     1.81     1.60